State of Delaware
Secretary of State
Division of Corporations
Delivered 10:13 PM 11/14/2006
FILED 10:14 PM 11/14/2006
SRV 061044796 - 3547826 FILE

CERTIFICATE OF AMENDMENT
TO
CERTIFICATE OF INCORPORATION
OF
INNOVA HOLDINGS, INC.

The undersigned, being the Chief Executive Officer and Secretary of INNOVA HOLDINGS, INC., a corporation existing under the laws of the State of Delaware (the "Corporation"), do hereby certify under the seal of the said corporation as follows:

1. The Certificate of Incorporation of the Corporation is hereby amended by deleting Article FIRST in its entirety and replacing with the following:

> "The name of the Corporation is Innova Robotics and Automation, Inc."

2. The Certificate of Incorporation of the Corporation is hereby amended by inserting the following paragraph to the end of Article FOURTH:

> "Upon the filing and effectiveness of this Certificate of Amendment with the Delaware Secretary of State on November 17, 2006 (the "Effective Time"), every ten outstanding shares of Common Stock shall without further action by this Corporation or the holder thereof be combined into and automatically become one share of Common Stock. The number of authorized shares of Common Stock of the Corporation and the par value of the Common Stock shall remain as set forth in this Certificate of Incorporation, as amended. No fractional share shall be issued in connection with the foregoing combination. All fractional shares shall be rounded up to the next whole number of shares. The capital of the Corporation will not be reduced under or by reason of any amendment herein certified."

3. The amendment of the certificate of incorporation herein certified has been duly adopted by the unanimous written consent of the Corporation's Board of Directors and a majority of the Corporation's stockholders in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused its corporate seal to be hereunto affixed and this Certificate of Amendment of the Corporation's Certificate of Incorporation, as amended, to be signed by Walter K. Weisel, its Chief Executive Officer, and Sheri Aws, its Secretary, this 13th day of November, 2006.

INNOVA HOLDINGS, INC.

By: /s/ Walter K. Weisel
Walter K. Weisel,
Chief Executive Officer

By: /s/ Sheri Aws
Sheri Aws, Secretary